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                                                                   Exhibit 10.16

                                    AGREEMENT


     AGREEMENT made as of the 13th day of April, 1999 ("Agreement") between and among NGE GENERATION, INC., a New York corporation ("NGE"), NEW YORK STATE ELECTRIC & GAS CORPORATION, a New York corporation ("NYSEG", with NGE and NYSEG being collectively referred to as "Sellers") and AES EASTERN ENERGY, L.P., a Delaware limited partnership ("AEE").

                              W I T N E S S E T H :

     WHEREAS, the Sellers and AES NY, L.L.C., a Delaware limited liability company ("AES NY") entered into a certain Asset Purchase Agreement dated as of August 3, 1998 (as the same may be modified, supplemented or amended from time to time, the "APA") pursuant to which Sellers agree to sell and AES NY agrees to purchase the Purchased Assets. Capitalized terms used herein shall, except as otherwise specifically provided herein, have the respective meanings ascribed thereto under the APA;

     WHEREAS, a vibration condition has been observed in the number 9 bearing of the turbine-generator at the Kintigh Station (the "Vibration Condition"), which condition, in the opinion of AEE, differs from the vibration condition that existed at the Kintigh Station turbine-generator as of the date of the APA;

     WHEREAS, the Vibration Condition may be satisfactorily addressed by maintenance and repair to the Kintigh Station turbine-generator that will be performed during the AEE Turbine Outage (hereinafter defined);

     WHEREAS, the parties recognize that the possibility exists that satisfactorily addressing the Vibration Condition will require inspection of, and maintenance and repair to, the Kintigh Station turbine-generator in addition to that which is customarily performed during a scheduled 10-year outage such as the AEE Turbine Outage;

     WHEREAS, the Vibration Condition may also have further material implications for revenue to be derived from the Kintigh Station from and after the Closing Date in that such possible additional inspection, repair and maintenance required to satisfactorily address the Vibration Condition
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may require the Kintigh Station turbine-generator to be unavailable to produce power for a period extending beyond the duration of the planned AEE Turbine Outage and the planned AEE Boiler Outage (hereinafter defined);

     WHEREAS, AES NY has assigned certain of its rights and obligations under the APA with respect to the Kintigh Station to AEE (the "AEE Assignment") and has assigned certain other of its rights and interests under the APA with respect to the Kintigh Station to the owner trusts more specifically described in Exhibit A attached hereto (collectively, the "Owner Trusts");

     WHEREAS, AEE will be the lessee, under various lease agreements to be entered into between AEE and the Owner Trusts (the "Lease Agreements"), of the rights and interests to be acquired by the Owner Trusts in and to the Kintigh Station, which lease agreements will grant AEE operational control over such rights and interests held by the Owner Trusts in the Kintigh Station;

     WHEREAS, as of the Closing Date, AEE will be the entity entitled to exercise control over the operations of the Kintigh Station as a result of the execution and delivery of the Lease Agreements and the conveyance to AEE of the other interests in and to the Kintigh Station by Sellers under the APA pursuant to the AEE Assignment, NGE will assign its rights and obligations under this Agreement to NYSEG, and NYSEG shall assume such rights and obligations;

     WHEREAS, AEE will conduct an outage (the "AEE Turbine Outage") for the Kintigh Station, to commence on or about May 1, 1999, to perform repair and periodic maintenance to the Kintigh Station turbine-generator consistent with a 10-year wear and tear factor from the baseline data contained in the GE Power Generation Services "Inspection Report" dated Fall 1990, FSR 306T015 (the "1990 Inspection Report");

     WHEREAS, AEE will, and will cause AES NY to, close under the APA notwithstanding the Vibration Condition and uncertainty on the date of this Agreement regarding the precise nature of the cause of the Vibration Condition, the nature of addressing the Vibration Condition and the magnitude of the impact the Vibration Condition may have on repair costs and future revenues from the Kintigh Station,


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based upon the undertakings of Sellers hereinafter set forth;

     WHEREAS, Sellers wish to insure that AEE and AES NY will close under the APA, based upon the undertakings of Sellers hereinafter set forth, notwithstanding the Vibration Condition and the uncertainty on the date of this Agreement regarding the precise nature of the cause of the Vibration Condition, the nature of addressing the Vibration Condition, and the magnitude of the impact the Vibration Condition may have on repair costs and future revenues from the Kintigh Station.

     NOW, THEREFORE, in consideration of the premises and the mutual undertakings and agreements hereinafter set forth and intending to be legally bound hereby, Sellers and AEE agree as follows:

     1. As used in this Agreement, the following terms shall have the meanings specified below:

     "Kintigh Station" shall mean the Kintigh Generating Station consisting of a coal-fired, steam turbine generating unit with a net generating capacity of 675 MW located in Barker, New York, and associated facilities.

     "Lost Net Revenues" for any period shall mean net revenues that would have been received by AEE during such period assuming that the Kintigh Station would have operated during that period consistent with its average dispatch curve over the then most-recent 12-month period, and that the output (installed net capacity and energy) that the Kintigh Station would have produced during that period would have been sold at a price equal to the applicable price set forth in the "Daily-Western New York" index contained in "Power Market Weekly" (the "Index"). For purposes of this definition of Lost Net Revenue, (a) if the Index provides a range of installed net capacity and/or energy prices applicable to all or part of the period in question, then the price that shall be used for purposes of calculating Lost Net Revenue shall be the average of the prices set forth in that range, and (b) if the Index should cease to be published, or if the Index is not published for all or part of the period, then the applicable price for installed net capacity and energy at PJM Western Hub for that period shall be used for calculating Lost Net Revenue.

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     "Completion Date" shall mean the date on which an independent engineering consultant (the "Consultant") retained by NYSEG and AEE and selected by NYSEG and AEE from the list attached hereto as Exhibit B (or such other consultant as mutually agreed to by NYSEG and AEE), has confirmed in writing, provided to both AEE and NYSEG, its professional engineering opinion that the Vibration Condition has been satisfactorily addressed in that the Kintigh Station turbine-generator can be reasonably expected, given the assumptions that the Consultant may reasonably find appropriate for such an opinion, to operate for a period of 10 years from the Completion Date without the re-occurrence of the Vibration Condition outside of the manufacturer's operating specifications. AEE and NYSEG shall share the cost of the Consultant equally. AEE and NYSEG shall cause the Consultant to issue the aforesaid opinion as soon as possible after the completion of those steps taken by AEE, and agreed to be NYSEG, to address the Vibration Condition.

     2. During the AEE Turbine Outage, AEE shall inspect the Kintigh Station turbine-generator and shall address the Vibration Condition in a manner reasonably satisfactory to AEE and consistent with Good Utility Practices. AEE will proceed with due diligence and employ Good Utility Practices to address the Vibration Condition. As part of AEE's obligation to employ due diligence to address the Vibration Condition, and at NYSEG's expense, AEE shall use commercially reasonable efforts to place on, or have available at, the Kintigh Station site, on or before the date that the AEE Turbine Outage will commence, equipment, machinery, and personnel (including a lifting rig and lathe) that NYSEG confirms in writing may be required to satisfactorily address the Vibration Condition during the AEE Turbine Outage. AEE shall employ reasonable best efforts to satisfactorily address the Vibration Condition during the duration of the AEE Turbine Outage.

     3. AEE will permit representatives and employees of NYSEG and the Consultant to be present at the Kintigh Station from the date the AEE Turbine Outage commences through the Completion Date for the purpose of observing the AEE Turbine Outage, enabling NYSEG to exercise its rights under this Agreement, and facilitating the Consultant's performance of its functions under and in connection with this Agreement.

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     4. AEE will not undertake any aspect of addressing the Vibration Condition without first obtaining the consent of NYSEG thereto, which consent shall not be unreasonably withheld, delayed or conditioned. If NYSEG does not either give its consent, or refuse, in writing, to give its consent (specifying in such writing, in reasonable detail, its reason for refusing to give such consent) within 48 hours after AEE's request for such consent (which must be written), NYSEG's consent shall be deemed given. If NYSEG shall refuse, in writing, to give its consent to the matter requested, and NYSEG and AEE are unable to resolve their differences on such matter within an additional 12-hour period, such matter shall be promptly referred to the Consultant for resolution consistent with the terms and conditions of this Agreement, and NYSEG and AEE shall require the Consultant to render a decision on such matter no later than four (4) hours after the Consultant has received such matter for resolution. The decision of the Consultant shall be binding on NYSEG and AEE.

     5. Subject to paragraph 7, NYSEG shall be responsible for, and shall pay all costs and expenses reasonably incurred by AEE, up to and including the Completion Date, in connection with satisfactorily addressing the Vibration Condition, including, but not limited to, the costs of all necessary replacement parts, the costs of repair to damaged parts, and all labor and other costs incurred in connection therewith, to the extent such costs and expenses are incurred in connection with AEE undertaking repair and maintenance of the Kintigh Station turbine-generator that is (a) beyond the repair and maintenance to the Kintigh Station turbine-generator consistent with a 10-year wear and tear factor from the baseline data contained in the 1990 Inspection Report, or (b) not activity to address normal wear and tear of the Kintigh Station turbine-generator. Except as otherwise provided in this paragraph 5, AEE shall be responsible for all costs and expenses in connection with the AEE Turbine Outage, including those costs and expenses incurred by AEE in satisfactorily addressing the Vibration Condition.

     6. The AEE Turbine Outage is scheduled to commence on or about May 1, 1999 and end 39 days after it commences (the "Turbine Outage Target Date"). In addition, AEE has planned an outage at Kintigh Station with respect to the boiler (the "AEE Boiler Outage") which is scheduled to


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commence on or about May 1, 1999 and end 45 days after it commences (the "Boiler
Outage Target Date").

     7. If (a) the Completion Date has not occurred on or prior to the Turbine Outage Target Date, but it does occur before the Boiler Outage Target Date, resulting in a loss of revenue due to foregone sales of, or credits for, installed net capacity and/or energy to AEE from and after the Boiler Outage Target Date, NYSEG shall provide compensation to AEE for Lost Net Revenues for and with respect to the period beginning on the Boiler Outage Target Date and ending on the date that is a number of days after the Boiler Outage Target Date, that number being equal to the number of days after the Turbine Outage Target Date that the Completion Date occurs, or (b) the Completion Date occurs after the Boiler Outage Target Date, resulting in a loss of revenue due to foregone sales of, or credits for, installed net capacity and/or energy to AEE from and after the Boiler Outage Target Date, NYSEG shall provide compensation to AEE for Lost Net Revenue for and with respect to the period beginning on the Boiler Outage Target Date and ending on a date after the Completion Date that is the lesser of(AA) six (6) days, or (BB) the number of days needed to complete the AEE Boiler Outage after the Completion Date, in either case (a) or (b) above to the extent the delay in achieving the Completion Date prior to the later of those outage target dates is caused by AEE's need to satisfactorily address the Vibration Condition and is not caused by (i) repair and maintenance to the Kintigh Station turbine-generator consistent with a 10-year wear and tear factor from the baseline data contained in the 1990 Inspection Report, (ii) a breach by AEE of its obligations under this Agreement, (iii) activity related to addressing normal wear and tear of the Kintigh Station turbine-generator, (iv) any repair or maintenance to the Kintigh Station turbine-generator that is unrelated to the need to satisfactorily address the Vibration Condition, (v) any negligence or willful misconduct of AEE or any of its representatives, employees, or contractors, (vi) any event customarily referred to as "force majeure," or (vii) any independent delay in performing the AEE Turbine Outage or the AEE Boiler Outage. For purposes of this paragraph 7, AEE shall use commercially reasonable efforts to complete the AEE Boiler Outage as soon as possible after the Completion Date.

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     8. The sums payable by NYSEG to AEE under this Agreement shall be limited to those amounts set forth in paragraphs 5 and 7 (and, to the extent such costs are incurred by AEE, NYSEG's share of the cost of the Consultant or costs incurred pursuant to paragraph 2) and shall be paid by NYSEG, subject to audit, within twenty (20) days of written demand therefor, accompanied by reasonable documentary substantiation of same, in immediately available funds to an account specified by AEE.

     9. (a) Within fourteen (14) days after the AEE Turbine Outage has commenced, AEE may provide written notice to NYSEG (the "Outage Notice") to the effect that, in the opinion of AEE, it is not possible for ARE to complete the repair and maintenance necessary to address satisfactorily the Vibration Condition in accordance with the terms and conditions of this Agreement on or before the Turbine Outage Target Date.

     (b) If NYSEG agrees with AEE's opinion expressed in the Outage Notice, which agreement shall be delivered to AEE in writing within forty-eight (48) hours after NYSEG's receipt of the Outage Notice, (i) AEE shall have the right to complete the AEE Turbine Outage without addressing the Vibration Condition,
(ii) AEE shall have the right to schedule a Kintigh Station turbine outage (the "Subsequent Turbine Outage") to address the Vibration Condition, which outage shall be scheduled to commence on a date, mutually agreed to by NYSEG and AEE, during the 12-month period (the "Subsequent Outage Period") commencing with the later of (AA) the completion of the AEE Turbine Outage, (BB) if the timing of the Subsequent Turbine Outage is the subject of disagreement, the end of the good-faith discussion period described in subsection (iii) below, and (CC) if the timing of the Subsequent Turbine Outage is subject to the determination of the Consultant under section (c) below, the date that the Consultant renders a decision, and (iii) NYSEG and AEE shall engage in good-faith discussions, for a period no longer than forty-five (45) days following NYSEG's receipt of the Outage Notice, to agree upon the timing of the Subsequent Turbine Outage and the scope of repair and maintenance to the Kintigh Station turbine-generator that will be conducted by AEE during the Subsequent Turbine Outage to address satisfactorily the Vibration Condition.

     If AEE so schedules the Subsequent Turbine Outage as agreed by NYSEG and AEE, or as determined by the


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Consultant, (x) NYSEG shall reimburse AEE for the costs of, and Lost Net Revenue associated with, the Subsequent Turbine Outage to the same extent as set forth in paragraphs 5 and 7 of this Agreement, and upon the payment of such sums, NYSEG shall have no further liability to AEE under this Agreement, (y) AEE shall use commercially reasonable efforts to commence the Subsequent Turbine Outage during the Subsequent Outage Period, provided, however, that if AEE cannot so timely commence the Subsequent Turbine Outage despite such efforts due to the unavailability of equipment, parts or personnel, then AEE shall have the right, upon written notice to NYSEG, to commence the Subsequent Turbine Outage during the six-month period following the expiration of the Subsequent Outage Period on a date mutually agreeable to NYSEG and AEE, and (z) the terms and conditions of this Agreement applicable to addressing the Vibration Condition during the AEE Turbine Outage shall be equally applicable to addressing the Vibration Condition during the Subsequent Turbine Outage, unless such terms and conditions are modified by NYSEG and AEE in writing.

     (c)(i) If NYSEG disagrees with AEE's opinion expressed in the Outage Notice, which disagreement shall be conveyed to AEE in writing within forty-eight (48) hours after NYSEG's receipt of the Outage Notice, or (ii) if AEE and NYSEG cannot agree, despite a period of forty-five (45) days' good-faith discussions, on the timing of, and the scope of repair and maintenance to be performed by AEE during, the Subsequent Turbine Outage to address satisfactorily the Vibration Condition, then the matter shall be promptly referred to the Consultant for resolution consistent with the terms and conditions of this Agreement, and NYSEG and AEE shall require the Consultant to render a decision no later than four (4) hours after receiving for resolution the matter described in subsection (c)(i) above, or no later than five (5) days after receiving the matter for resolution described in subsection (c)(ii) above. The decision of the Consultant shall be binding on NYSEG and AEE.

     10. All notices and other communications hereunder shall be in writing and shall be deemed given and effective if delivered personally or by facsimile transmission or mailed by overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the recipient Party at its following address (or at such other address or facsimile for a Party as shall be specified


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by like notice; provided, however, that notices of a change of address shall be effective only upon receipt thereof):

                  (a)      If to NYSEG, to:

                           NEW YORK STATE ELECTRIC & GAS
                             CORPORATION
                           Legal Services Department
                           Corporate Drive-Kirkwood Industrial Park
                           P.O. Box 5224
                           Binghamton, New York 13902-5224
                           Attn:  Secretary

                           with a copy to:

                           Huber Lawrence & Abell
                           605 Third Avenue
                           New York, New York 10158
                           Attn:  Nicholas A. Giannasca, Esq.

                  (b)      If to AEE, to:

                           AES Eastern Energy, L.P.
                           1001 North 19th Street
                           Arlington, Virginia 22209
                           Attn:  Project Manager

                           with a copy to:

                           Chadbourne & Parke LLP
                           30 Rockefeller Plaza
                           New York, New York 10112
                           Attn:  Richard Sonkin, Esq.

(it being intended that no separate notice be given to NGE under this Agreement).

     11. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York (regardless of the law that might otherwise govern under applicable New York principles of conflicts of law) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies. The Parties hereto agree that venue in any and all actions and proceedings related to the subject matter of this Agreement shall be in the State and federal courts in and for New York County, New York, which


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courts shall have exclusive jurisdiction for such purpose, and the parties hereto irrevocably submit to the exclusive jurisdiction of such courts and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. Service of process may be made in any manner recognized by such courts. Each of the Parties hereto irrevocably waive its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Agreement or the transactions contemplated hereby.

     12. Dispute Resolution. In the event a dispute arises between the Sellers and AEE regarding the application or interpretation of any provision of this Agreement, the provision for settlement of disputes set forth in Section 10.1 of the APA shall apply and such provision is incorporated herein by reference thereto and made a part of this Agreement.

     13. Amendments. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of NYSEG and AEE.

     14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     15. Assignment. As between Sellers, NGE may assign all of its rights and obligations under this Agreement to NYSEG without the consent of AEE and upon such an assignment, AEE will be deemed to have released NGE from all obligations and liabilities hereunder.





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                  16. Interpretation. The Section headings contained in this
Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

                  IN WITNESS WHEREOF, the Sellers and AEE have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                                 NGE GENERATION, INC.


                                                 By __________________________
                                                     Kenneth M. Jasinski
                                                     Executive Vice President


                                                 NEW YORK STATE ELECTRIC & GAS
                                                   CORPORATION


                                                 By __________________________
                                                     Kenneth M. Jasinski
                                                     Executive Vice President


                                                 AES EASTERN ENERGY, L.P.


                                                 By __________________________
                                                     Henry Aszklar
                                                     Vice President






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